Exhibit 10.7A

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), is made and entered into on November 25, 2009, between Inergy GP, LLC, a Delaware limited liability company (the “Company”), and William R. Moler, an individual (“Employee”).

On October 1, 2007, Employee and the Company entered into an Employment Agreement (the “Original Employment Agreement”). The Company and Employee desire to amend the Original Employment Agreement to modify Employee’s covenant not to compete and to extend the term of Employee’s employment as provided herein. As consideration for this Amendment, contemporaneously herewith Employee will be awarded 37,500 restricted units of Inergy, L.P. and 37,500 restricted units of Inergy Holdings, L.P. pursuant to separate Restricted Unit Award Agreements (the “Restricted Unit Awards”).

The parties hereby agree as follows:

1. Covenant Not to Compete. Section 9 of the Original Employment Agreement is hereby amended to read in its entirety as follows:

9. Covenant Not to Compete. Employee acknowledges that during his employment with the Company he, at the expense of the Company, has been and will continue to be specially trained in the business of the Company, has established and will continue to establish favorable relations with the customers, clients and accounts of the Company or any subsidiary, parent or affiliate of the Company and has had and will continue to have access to the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company. Therefore, in consideration of such training and relations, and in consideration of his continued employment with the Company, the Restricted Unit Awards, and to further protect the Intellectual Property, trade secrets and Confidential Information of the Company or any subsidiary, parent or affiliate of the Company, Employee agrees that during the term of his employment by the Company and for a period of two years from and after the resignation, voluntary or involuntary termination of such employment for any or no reason, he will not, directly or indirectly, without the express written consent of the Company, except when and as requested to do in and about the performing of his duties under this Agreement:

(a) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, manager, member, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist, any individual or entity in the conduct of any business that trades, markets, sells, transports, gathers, processes, stores, or distributes natural gas or liquefied by-products of natural gas or petroleum (at retail, wholesale or otherwise) or mines, processes, produces, markets or sells salt or salt-related products, or develops caverns related thereto:

(b) contact any Potential Acquisition Target, or in any way assist any individual or entity in contacting, evaluating or acquiring a Potential Acquisition Target;

The term “Potential Acquisition Target” shall mean any business which the Company, or any subsidiary, parent or affiliate has made a formal offer to purchase, entered into a letter of intent to purchase, participated in a purchase auction, received a request to bid, or targeted for purchase, or received non-public transaction ideas, financial or operational information while Employee was employed by the Company.

(c) divert or attempt to divert clients or customers (whether or not such persons have done business with the Company or any subsidiary, parent or affiliate of the Company once or more than once) or accounts of the Company or any subsidiary, parent or affiliate of the Company; or

(d) entice or induce or in any manner influence any person who is or becomes in the employ or service of the Company or any subsidiary, parent or affiliate of the Company to leave such employ or service for the purpose of engaging in a business that may be in competition with any business now or at any time during the period hereof engaged in by the Company or any subsidiary, parent or affiliate of the Company.

Notwithstanding the foregoing provisions, Employee may (i) take action for, on behalf of, and at the direction of the Company pursuant to a written agreement with the Company or otherwise, and (ii) own up to 5% of the outstanding equity securities in any corporation or entity (including units in a master limited partnership) that is listed upon a national stock exchange or actively traded in the over-the-counter market.

2. Term and Termination. Section 12(a) of the Original Employment Agreement is hereby amended to read in its entirety as follows:

12. Term and Termination

(a) Subject to earlier termination as provided in Sections 12(b), 12(c) and 12(d) below, the term of Employee’s employment under this Agreement will be five (5) years beginning on November 25, 2009 and automatically be extended for consecutive one year periods thereafter unless the Company elects to terminate Employee’s employment under this Agreement and notifies the Employee of such election at least 30 days prior to the end of the then-current term.

3. Entire Agreement. The Original Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

4. Governing Law. This Amendment and all rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri applicable to agreements made and to be performed entirely within the State, including, but not limited to, all matters of enforcement, validity and performance.

The parties have executed this First Amendment to Employment Agreement on the date set forth in the introductory clause.

INERGY GP, LLC

By:	/S/ JOHN J. SHERMAN
Name: John J. Sherman
Title: President and CEO

/S/ WILLIAM R. MOLER
WILLIAM R. MOLER

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